Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRG-Schultz International, Inc.:
We consent to the use of our report dated March 17, 2006, except for discontinued operations and operating segment adjustments, as to which the date is March 12, 2008, with respect to the consolidated statements of operations, shareholders’ equity (deficit), and cash flows of PRG-Schultz International, Inc. (the Company) for the year ended December 31, 2005, and related financial statement schedule, incorporated herein by reference.
Our report dated March 17, 2006, except for discontinued operations and operating segment adjustments, as to which the date is March 12, 2008, with respect to the consolidated statements of operations, shareholders’ equity (deficit), and cash flows of the Company for the year ended December 31, 2005, and related financial statement schedule, contains an explanatory paragraph regarding matters that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Atlanta, Georgia
October 3, 2008